Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST MIDWEST BANCORP, INC.

First Midwest Bancorp, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:
The first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended such that, as amended, such paragraph of ARTICLE FOURTH shall be replaced with the following:

The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty One Million (151,000,000) shares, of which One Million (1,000,000) shares shall be shares of Preferred Stock without par value (hereinafter sometimes referred to as “Preferred Stock”), and One Hundred Fifty Million (150,000,000) shares shall be shares of Common Stock, $0.01 par value per share (hereinafter sometimes referred to as “Common Stock”).

SECOND:	The Certificate Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL and the Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged by a duly authorized officer this 18th day of June, 2014.

FIRST MIDWEST BANCORP, INC.

By: /s/ Nicholas J. Chulos
Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel

1